Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated September 13, 2012 PRICING SUPPLEMENT No. 247 dated September , 2012 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Commodity Linked Securities

Buffered Jump Securities Based on the Performance of Brent Crude Oil Futures due September , 2015

■ Linked to Brent crude oil futures

■

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of Brent crude oil futures from the starting price to the ending price. The payment at maturity will reflect the following terms:

■

If the settlement price of Brent crude oil futures equals the starting price or increases, you will receive the original offering price plus a return equal to the greater of (i) the contingent minimum return of 12% to 15% of the original offering price (to be determined on the pricing date) and (ii) the percentage increase in the settlement price of Brent crude oil futures from the starting price to the ending price

■ If the settlement price of Brent crude oil futures decreases but the decrease is not more than 15%, you will be repaid the original offering price

■

If the settlement price of Brent crude oil futures decreases by more than 15%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the settlement price of Brent crude oil futures in excess of 15%

■	Investors may lose up to 85% of the original offering price

■	All payments on the securities are subject to the credit risk of Wells Fargo & Company

■	No periodic interest payments

■	An investment in the securities is not the same as an investment in Brent crude oil futures

■	No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” on page PRS-9.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo

Per Security	$1,000	$25.00	$975.00
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the securities were priced today, the agent discount and structuring and development costs would total approximately $35.00 per security. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the agent discount and structuring and development costs exceed $50.00 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Investment Description

The Buffered Jump Securities Based on the Performance of Brent Crude Oil Futures due September      , 2015 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of Brent crude oil futures from the starting price to the ending price. The securities provide:

(i)

the possibility of a return at maturity, if the settlement price of Brent crude oil futures increases or remains the same from the starting price to the ending price, in an amount equal to the greater of (a) the contingent minimum return, which will be determined on the pricing date and will be within the range of 12% and 15% of the original offering price, and (b) the percentage increase in the settlement price of Brent crude oil futures from the starting price to the ending price;

(ii)	repayment of principal at maturity if, and only if, the ending price is not less than the starting price by more than 15%; and

(iii)	exposure to decreases in the settlement price of Brent crude oil futures if and to the extent the ending price is less than the starting price by more than 15%.

If the ending price is less than the starting price by more than 15%, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo & Company.

The settlement price of Brent crude oil futures on any trading day will be the official settlement price of the first nearby month futures contract for Brent crude oil traded on the Intercontinental Exchange (the “ICE”) on that trading day, expressed in U.S. dollars per barrel, as made public by the ICE.

An investment linked to a single commodity, such as Brent crude oil futures, is highly risky. The settlement price of Brent crude oil futures can be extremely volatile. You should not invest in the securities unless you fully understand and can accept the significant risks associated with an investment linked to Brent crude oil futures.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

PRS-2

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Investor Considerations

We have designed the securities for investors who:

■

seek a contingent minimum return at maturity, which will be determined on the pricing date and will be within the range of 12% and 15% of the original offering price, if the ending price is greater than or equal to the starting price;

■

seek the possibility of a return at maturity greater than the contingent minimum return if the percentage increase in the settlement price of Brent crude oil futures from the starting price to the ending price is greater than the contingent minimum return;

■	desire to limit downside exposure to Brent crude oil futures through the 15% buffer;

■	understand that if the ending price is less than the starting price by more than 15%, they will receive less, and possibly 85% less, than the original offering price per security at maturity;

■	are willing to forgo interest payments on the securities;

■	understand that the potential return on the securities is not the same as the potential return on a direct investment in Brent crude oil futures; and

■	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■	seek full return of the original offering price of the securities at maturity;

■	are unwilling to accept the risk that the ending price may decrease by more than 15% from the starting price;

■	seek a potential return that is similar to a direct investment in Brent crude oil futures;

■	seek a greater contingent minimum return at maturity;

■	seek current income;

■	are unwilling to accept the risk of exposure to Brent crude oil futures;

■	seek exposure to Brent crude oil futures but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

■

are unwilling to accept the credit risk of Wells Fargo to obtain exposure to Brent crude oil futures generally, or to the exposure to Brent crude oil futures that the securities provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Terms of the Securities

Market Measure:	Brent crude oil futures

Pricing Date:	September , 2012

Issue Date:	September , 2012 (T+3)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount. The “redemption amount” per security will equal:

•       if the ending price is greater than or equal to the starting price: $1,000 plus the greater of:

(i)	$1,000	x	ending price – starting price	x participation rate	; and
starting price

(ii) the contingent minimum return;

• if the ending price is less than the starting price, but greater than or equal to the threshold price: $1,000; or

• if the ending price is less than the threshold price: $1,000 minus:

$1,000	x	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.

Stated Maturity Date:

September     , 2015. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) September     , 2015 and (ii) three business days after the ending price is determined. See “Additional Terms of the Securities—Market Disruption Events.” The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the securities.

Starting Price:	, the settlement price of Brent crude oil futures on the pricing date.

Ending Price:	The “ending price” will be the settlement price of Brent crude oil futures on the calculation day.

Threshold Price:	, which is equal to 85% of the starting price.

Contingent Minimum Return:

The “contingent minimum return” will be determined on the pricing date and will be within the range of 12% and 15% of the original offering price per security ($120 to $150 per security) so long as the ending price is equal to or greater than the starting price.

Participation Rate:	100%

PRS-4

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Terms of the Securities (Continued)

Settlement Price:

The “settlement price” of Brent crude oil futures on any trading day will be the official settlement price of the first nearby month futures contract for Brent crude oil traded on the Intercontinental Exchange (the “ICE”) on that trading day, expressed in U.S. dollars per barrel, as made public by the ICE. On any trading day, the term “first nearby month futures contract” for Brent crude oil refers to the futures contract for Brent crude oil with the last trading day closest to such day.

Calculation Day:

September       , 2015 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

Trading Day:	A “trading day” is any day on which the ICE is open for trading.

Calculation Agent:	Wells Fargo Securities, LLC

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” below on page PRS-21 and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to Brent crude oil futures. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-22 below.

Material Tax Consequences:

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. You are urged to read the more detailed discussion under “United States Federal Income Tax Considerations” on page PRS-21 below.

PRS-5

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Terms of the Securities (Continued)

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $25.00 per security.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RLN9

PRS-6

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Hypothetical Payout Profile

The following profile is based on a hypothetical contingent minimum return of 13.50% or $135 per security (the midpoint of the specified range for the contingent minimum return), a participation rate of 100% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual contingent minimum return and whether you hold your securities to maturity.

PRS-8

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Risk Factors

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.

If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the ending price to the extent it is below the threshold price (expressed as a percentage of the starting price). The threshold price is 85% of the starting price. As a result, you may receive less, and possibly 85% less, than the original offering price per security at maturity, even if the settlement price of Brent crude oil futures is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, because it is possible that the securities may be classified as a contingent payment debt instrument rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your securities. See “United States Federal Income Tax Considerations.”

The Securities Do Not Offer The Same Potential Return As A Direct Investment In Brent Crude Oil Futures.

An investment in the securities does not offer the same potential return as a direct investment in Brent crude oil futures. A purchaser of a futures contract agrees to purchase a specified amount of an underlying commodity at a set date in the future for a specified settlement amount payable at expiration of the contract. A direct investor in Brent crude oil futures would not be required to prepay the entire settlement amount upon purchase of the futures contract, but instead would be required initially to deposit cash collateral (known as “margin”) representing only a small fraction of the settlement amount. This feature of a direct investment in futures contracts means that futures contracts have inherent leverage. In other words, if the futures contract appreciates in value, a purchaser of that contract will receive a return (as a percentage of the initial cash margin) that is significantly greater than the appreciation in the value of the futures contract. Moreover, during the period between the purchase of a futures contract and the expiration of the futures contract, a direct investor in the futures contract could receive an investment return both on the cash margin and on the portion of the settlement amount that is not required to be paid until expiration of the contract. By contrast to a direct investment in a futures contract, the securities require payment of the entire original offering price at the time the securities are purchased, with no potential for leverage (except to the limited extent offered by the contingent minimum return), and do not offer interest on the original offering price for the period between the issuance of the securities and the maturity of the securities.

In addition, a direct investor in the first nearby month futures contract who wishes to maintain a position in the first nearby month futures contract for an extended period of time would be required to “roll” each month out of the expiring contract and into the next succeeding contract. Because the price of successive futures contracts may not be same, a direct investor has the potential for “roll yield.” A positive roll yield would result if the price of the later futures contract is consistently less than the price of the nearer futures contract. Investors in the securities will not benefit from any positive roll yield on the Brent crude oil futures.

By purchasing the securities, you do not purchase any entitlement to Brent crude oil or Brent crude oil futures. Further, by purchasing the securities, you are taking credit risk of Wells Fargo, as described in the next risk factor.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount or commission paid in connection with the initial distribution, structuring and development costs,

PRS-9

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Risk Factors (Continued)

offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the market and other conditions discussed in the next risk factor.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the settlement price of Brent crude oil futures at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Settlement Price. The value of the securities prior to maturity will depend substantially on the settlement price of Brent crude oil futures. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the settlement price of Brent crude oil futures at such time is less than, equal to or not sufficiently above the starting price.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•

Volatility Of The Settlement Price. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the settlement price of Brent crude oil futures changes.

•

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current settlement price of Brent crude oil futures. This difference will mostly likely reflect a discount due to expectations and uncertainty concerning the settlement price of Brent crude oil futures during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that would be payable at maturity based on the then-current settlement price of Brent crude oil futures.

•

Trends In Supply And Demand For Brent Crude Oil. The settlement price of Brent crude oil futures (and, in turn, the value of the securities) will be affected by changes in the global supply and demand for Brent crude oil futures and the other factors described below under “—The Settlement Price Of Brent Crude Oil Futures Will Be Influenced By Numerous Factors And May Be Extremely Volatile.”

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the settlement price of Brent crude oil futures, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the settlement price of Brent crude oil futures.

You Will Only Receive The Contingent Minimum Return If The Ending Price Is Equal To Or Greater Than The Starting Price.

You will be entitled to receive the contingent minimum return on your securities at stated maturity only if the ending price is equal to or greater than the starting price. If the ending price is not equal to or greater than the starting price, you will not be entitled to receive the contingent minimum return and the amount you receive at stated maturity will be based solely on the performance of Brent crude oil futures.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will

PRS-10

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Risk Factors (Continued)

participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

The Settlement Price Of Brent Crude Oil Futures Will Be Influenced By Numerous Factors And May Be Extremely Volatile.

Investing in an instrument linked solely to Brent crude oil futures is highly risky. Commodity prices in general, and the settlement price of Brent crude oil futures in particular, can be extremely volatile. Single commodity prices are likely to be more volatile than commodity prices in general. Accordingly, an investment in the securities is risker than an alternative investment linked to a diversified basket of commodities.

The settlement price of Brent crude oil futures may fluctuate rapidly based on numerous factors, including the following factors.

•

The settlement price of Brent crude oil futures is primarily affected by the global demand for and supply of Brent crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. You should understand that the settlement price of Brent crude oil futures may fluctuate significantly solely as a result of changes in exchange rates, even if the fundamentals of supply and demand with respect to Brent crude oil have not changed.

•

Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the settlement price of Brent crude oil futures. Brent crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies.

•

In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions (or resolutions thereof) in major oil producing regions of the world. Such events tend to affect crude oil prices worldwide, regardless of the location of the event.

•

Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (“OPEC”) and other crude oil producers, discoveries of new reserves and the development of new technologies. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable, and upon any resolution of these events, prices may fall. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

The Settlement Price Of Brent Crude Oil Futures May Be Disproportionately Influenced By Economic Developments In Europe And Asia.

Because Brent crude oil futures are the benchmark crude oil contracts in European and Asian markets, the settlement price of Brent crude oil futures will be particularly affected by economic conditions in Europe and Asia. Therefore, a decline in economic activity in Europe or Asia could result in decreased demand for Brent crude oil and for Brent crude oil futures, and a decline in the settlement price of Brent crude oil futures.

The recent European sovereign debt crisis and related European financial restructuring efforts have contributed to instability in European economies. If European economic and market conditions, or economic conditions in other key markets, remain uncertain or deteriorate further, the settlement price of Brent crude oil futures and, therefore, the value of the securities, may be adversely affected.

The Settlement Price Of Brent Crude Oil Futures And The Value Of The Securities May Be Affected By Currency Exchange Fluctuations.

The settlement price for Brent crude oil futures will be quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of Brent crude oil for foreign consumers, thereby reducing demand for Brent crude oil and affecting the settlement price of Brent crude oil futures. As a result, the settlement price of Brent crude oil futures and an investment in the securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the securities.

PRS-11

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Risk Factors (Continued)

The Settlement Price Of Brent Crude Oil Futures May Not Be Consistent With Other Measures Of The Value Of Crude Oil.

The settlement price of Brent crude oil futures will be determined by reference to the official settlement price per barrel of the first nearby month futures contract for Brent crude oil traded on the ICE. This price will not necessarily be consistent with other valuations of crude oil, such as those as determined by reference to futures contracts on different exchanges, with different maturities or referencing different delivery points for crude oil.

The Performance Of The Settlement Price Of Brent Crude Oil Futures Will Differ From The Performance Of The Spot Price Of Brent Crude Oil.

The settlement price of Brent crude oil futures is based on the price of futures contracts on Brent crude oil, rather than on the spot price. The price of a futures contract on Brent crude oil reflects the expected value of Brent crude oil upon delivery in the future, whereas the spot price of Brent crude oil reflects the value of Brent crude oil upon immediate delivery. Several factors can result in differences between the price of a Brent crude oil futures contract and the spot price of Brent crude oil, including the cost of storing the Brent crude oil for the length of the futures contract, interest costs related to financing the purchase of Brent crude oil and expectations of supply and demand for Brent crude oil. While changes in the price of a futures contract are usually correlated with the changes in the spot price of the relevant commodity, such correlation is not exact. In some cases, the performance of Brent crude oil futures can deviate significantly from the spot price performance of Brent crude oil, especially over longer periods of time. Accordingly, the performance of the settlement price of Brent crude oil futures may be less than the spot price return of Brent crude oil.

Suspensions, Limitations Or Disruptions Of Market Trading In Brent Crude Oil Futures And The Rules Of The ICE May Adversely Affect The Value Of The Securities.

The commodity markets in general, and the market for Brent crude oil futures in particular, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Unlike certain other trading facilities with respect to certain other futures contracts, the ICE does not impose any limit on the extent to which the settlement price of Brent crude oil futures may decline on any single trading day. In a declining market, therefore, it is possible that the settlement price of Brent crude oil futures would continue to decline without limitation within a trading day or over a period of trading days.

Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Securities.

U.S. regulatory agencies have recently enacted new rules and are currently considering the enactment of additional, related new rules that may substantially affect the regulation of the commodity and futures markets, including the market for Brent crude oil futures. Although the final form of many new rules has not yet been determined and many finalized new rules have not yet been fully implemented, it is likely that such rules will limit the ability of market participants to participate in the market for Brent crude oil futures to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in the market and changing the structure of the market in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodity futures markets. These changes could impact the ending price and volatility of the settlement price of Brent crude oil futures, which could in turn adversely affect the return on and the value of your securities.

An Investment In The Securities Is Subject To Risks Associated With A Foreign Futures Exchange.

Brent crude oil futures trade on ICE Futures Europe, the ICE’s London-based futures exchange. You should be aware that investments linked to futures contracts that trade on foreign futures exchanges involve particular risks. Foreign futures exchanges may be less regulated than U.S. futures exchanges. Trading on foreign futures exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

Changes In ICE Methodology May Adversely Affect The Value Of The Securities And The Amount You Receive At Maturity.

The settlement price of Brent crude oil futures will be determined by reference to the settlement price determined by the ICE. The ICE may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect such settlement price. Any such change which causes a decrease in such settlement price could adversely affect the value of the securities and the redemption amount.

PRS-12

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Risk Factors (Continued)

Historical Settlement Prices Should Not Be Taken As An Indication Of The Future Performance Of Brent Crude Oil Futures During The Term Of The Securities.

The actual performance of Brent crude oil futures over the term of the securities may bear little relation to the historical performance of Brent crude oil futures. The settlement price of Brent crude oil futures will be influenced by complex and interrelated political, economic, financial, military and other factors. As a result, it is impossible to predict whether the settlement price of Brent crude oil futures will rise or fall during the term of the securities.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To Brent Crude Oil Futures.

In the ordinary course of business, we and our affiliates may from time to time express views on expected movements in the settlement price of Brent crude oil futures. These views are sometimes communicated to clients who participate in the commodities markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the commodities markets may at any time have significantly different views from those expressed by us or our affiliates. For reasons such as these, we believe that most investors in the commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the securities, you should investigate the market for Brent crude oil futures and not rely on views which may be expressed by us or our affiliates in the ordinary course of business with respect to future price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to Brent crude oil futures. Neither the offering of the securities nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of business with respect to future price movements of Brent crude oil futures constitutes a recommendation as to the merits of an investment in the securities.

Holders Of The Securities Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell Brent crude oil futures for the benefit of the holders of the securities. An investment in the securities does not constitute an investment in futures contracts or options on futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”), or qualify for an exemption from the registration requirement. Because the securities are not interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the securities will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the settlement price of Brent crude oil futures on the calculation day may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may also be postponed.

One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the redemption amount you receive at stated maturity and whether a market disruption event has occurred on the calculation day. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Settlement Price of Brent Crude Oil Futures Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may acquire Brent crude oil futures or over-the-counter derivative or synthetic instruments related to Brent crude oil futures. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in Brent crude oil futures, or derivative or synthetic instruments related to Brent crude oil futures, we or one or more of our affiliates may liquidate a portion of such holdings on or about

PRS-13

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Risk Factors (Continued)

the calculation day. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the settlement price of Brent crude oil futures. Although we have no reason to believe that any of those activities will have a material impact on the settlement price of Brent crude oil futures, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction. We or one or more of our affiliates may also engage in trading in Brent crude oil futures and other investments relating to Brent crude oil futures on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement price of Brent crude oil futures and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to Brent crude oil futures. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

The United States federal income tax consequences of your investment in the securities are uncertain and there is no authority that specifically addresses the United States federal income tax treatment of the securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to read the discussion under “United States Federal Income Tax Considerations” below on page PRS-21 and to consult your tax advisor.

PRS-14

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Hypothetical Returns

The following table illustrates, for a hypothetical contingent minimum return of 13.50% or $135 per security (the midpoint of the specified range for the contingent minimum return) and a range of hypothetical ending prices:

•	the hypothetical percentage change from the hypothetical starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$171.38	50.00%	$1,500.00	50.00%	13.98%
$159.95	40.00%	$1,400.00	40.00%	11.54%
$148.53	30.00%	$1,300.00	30.00%	8.94%
$137.10	20.00%	$1,200.00	20.00%	6.17%
$131.39	15.00%	$1,150.00	15.00%	4.71%
$125.68	10.00%	$1,135.00	13.50%	4.27%
$119.96	5.00%	$1,135.00	13.50%	4.27%
$114.25(2)	0.00%	$1,135.00	13.50%	4.27%
$113.11	-1.00%	$1,000.00	0.00%	0.00%
$102.83	-10.00%	$1,000.00	0.00%	0.00%
$97.11	-15.00%	$1,000.00	0.00%	0.00%
$95.97	-16.00%	$990.00	-1.00%	-0.33%
$91.40	-20.00%	$950.00	-5.00%	-1.70%
$79.98	-30.00%	$850.00	-15.00%	-5.34%
$68.55	-40.00%	$750.00	-25.00%	-9.36%
$57.13	-50.00%	$650.00	-35.00%	-13.86%
$28.56	-75.00%	$400.00	-60.00%	-28.33%
$0.00	-100.00%	$150.00	-85.00%	-54.22%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The hypothetical starting price. The actual starting price will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting price, ending price and contingent minimum return.

PRS-15

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical contingent minimum return of 13.50% or $135 per security (the midpoint of the specified range for the contingent minimum return) and assuming hypothetical starting prices and ending prices as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price and reflects a return greater than the contingent minimum return:

Hypothetical starting price: $114.25

Hypothetical ending price: $150.00

Since the hypothetical ending price is greater than the hypothetical starting price by more than 13.50%, the redemption amount would equal:

$1,000 +	$1,000 x	$150.00 – $114.25	x 100%	= $1,312.91
$114.25

On the stated maturity date you would receive $1,312.91 per security.

Example 2. Redemption amount is greater than the original offering price and reflects a return equal to the contingent minimum return:

Hypothetical starting price: $114.25

Hypothetical ending price: $125.00

Since the hypothetical ending price is greater than the hypothetical starting price, but not by more than 13.50%, the redemption amount would equal the original offering price plus the contingent minimum return.

On the stated maturity date you would receive $1,135 per security.

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting price: $114.25

Hypothetical ending price: $100

Hypothetical threshold price: $97.11, which is 85% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price, but not by more than 15%, the redemption amount would equal the original offering price.

On the stated maturity date you would receive $1,000 per security.

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting price: $114.25

Hypothetical ending price: $80.00

Hypothetical threshold price: $97.11, which is 85% of the hypothetical starting price

Since the hypothetical ending price is less than the hypothetical starting price by more than 15%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000 x	$97.11 – $80.00	= $850.24
$114.25

On the stated maturity date you would receive $850.24 per security.

To the extent that the starting price, ending price and contingent minimum return differ from the values assumed above, the results indicated above would be different.

PRS-16

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine if adjustments are required to the settlement price of Brent crude oil futures under various circumstances; and

•

if quotation of the settlement price of Brent crude oil futures is discontinued, select a successor quotation source or, if no successor quotation source is available, determine the settlement price of Brent crude oil futures.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	a material limitation or suspension of trading in the first nearby month futures contract for Brent crude oil traded on the ICE; or

(B)	the failure of the ICE to announce the settlement price.

For purposes of determining whether a market disruption event has occurred or is continuing, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant trading facility.

If a market disruption event occurs or is continuing on the calculation day, the calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the fifth scheduled trading day after the scheduled calculation day, that fifth scheduled trading day shall be deemed the calculation day. If the calculation day has been postponed five scheduled trading days after the scheduled calculation day and such fifth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing on such fifth scheduled trading day, the calculation agent will determine the settlement price of Brent crude oil futures on such fifth scheduled trading day based on its good faith estimate of the settlement price.

Discontinuance of Quotations; Alteration of Manner of Quotation

If the quotation source for the settlement price of Brent crude oil futures discontinues quoting the settlement price and another entity publishes a quotation that the calculation agent determines, in its sole discretion, to be comparable to the discontinued quotation, then any subsequent settlement price will be determined by reference to the quotation of such settlement price provided by such successor entity (in any such case, referred to herein as a “successor quotation source”) on the date that the settlement price is to be determined.

Upon any selection by the calculation agent of a successor quotation source, we will cause notice to be given to the holders of the securities.

If the quotation source for the settlement price of Brent crude oil futures discontinues quoting the settlement price and the calculation agent determines that no successor quotation source for such settlement price is available at such time, then any subsequent settlement price will be determined by reference to the calculation agent’s good faith estimate of the settlement price of Brent crude oil futures.

PRS-17

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Additional Terms of the Securities (Continued)

If a successor quotation source is selected or the calculation agent calculates a settlement price in the absence of a successor quotation source, such successor quotation source or settlement price will be used for all purposes with respect to calculation of the redemption amount, including for purposes of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of the quotation of the settlement price of Brent crude oil futures by the quotation source may adversely affect the value of the securities.

If the method of quoting the settlement price of Brent crude oil futures as provided herein is changed in a material respect by the quotation source or a successor quotation source, then the calculation agent will, on the date that the settlement price is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a settlement price for Brent crude oil futures as if such changes had not been made. The calculation agent will calculate the redemption amount with reference to the settlement price, as adjusted.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.

PRS-18

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Brent Crude Oil Futures

The settlement price of Brent crude oil futures on any trading day will be the official settlement price of the first nearby month futures contract for Brent crude oil traded on the ICE, expressed in U.S. dollars per barrel, as made public by the ICE. The futures contract for Brent crude oil was introduced in 1988. Brent crude oil futures serve as a benchmark for Atlantic Basin crude oils in general, and low-sulphur (“sweet”) crude oils in particular.

The ICE operates regulated exchanges, trading platforms and clearing houses serving global markets for agriculture, credit, currency, emissions, energy and equity index markets. ICE operates three futures exchanges: London-based ICE Futures Europe, which hosts trading in crude and refined oil futures contracts, including Brent crude oil futures; and New York-based ICE Futures U.S. and ICE Futures Canada, each of which hosts trading in agriculture, currency and Russell index futures and options contracts. ICE products trade electronically on the Intercontinental Exchange platform alongside with its traditional open outcry market platform.

We obtained the settlement prices listed below from Bloomberg without independent verification. You can obtain the settlement price of Brent crude oil futures at any time from Bloomberg under the symbol “CO1.”

The following graph sets forth daily settlement prices of Brent crude oil futures for the period from January 1, 2002 to September 7, 2012. The settlement price on September 7, 2012 was $114.25.

PRS-19

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

Brent Crude Oil Futures (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of Brent crude oil futures for each quarter in the period from January 1, 2002 through June 30, 2012 and for the period from July 1, 2012 to September 7, 2012.

	High	Low	Last
2002
First Quarter	$25.92	$18.41	$25.92
Second Quarter	$27.66	$23.30	$25.58
Third Quarter	$29.13	$24.89	$28.75
Fourth Quarter	$30.16	$22.70	$28.66
2003
First Quarter	$34.10	$24.35	$27.18
Second Quarter	$28.39	$23.26	$28.33
Third Quarter	$30.25	$25.32	$27.61
Fourth Quarter	$31.11	$27.10	$30.17
2004
First Quarter	$33.80	$28.83	$31.51
Second Quarter	$39.08	$30.21	$34.50
Third Quarter	$46.45	$35.92	$46.38
Fourth Quarter	$51.56	$37.38	$40.46
2005
First Quarter	$55.65	$40.51	$54.29
Second Quarter	$59.30	$47.88	$55.58
Third Quarter	$67.72	$55.72	$63.48
Fourth Quarter	$62.80	$54.05	$58.98
2006
First Quarter	$66.59	$58.15	$65.91
Second Quarter	$74.64	$66.39	$73.51
Third Quarter	$78.30	$60.12	$62.48
Fourth Quarter	$64.62	$57.87	$60.86
2007
First Quarter	$68.10	$51.70	$68.10
Second Quarter	$72.18	$64.44	$71.41
Third Quarter	$80.03	$68.69	$79.17
Fourth Quarter	$95.76	$76.58	$93.85
2008
First Quarter	$107.55	$86.62	$100.30
Second Quarter	$140.31	$100.17	$139.83
Third Quarter	$146.08	$89.22	$98.17
Fourth Quarter	$95.33	$36.61	$45.59
2009
First Quarter	$53.50	$39.55	$49.23
Second Quarter	$71.79	$48.44	$69.30
Third Quarter	$75.51	$60.43	$69.07
Fourth Quarter	$79.69	$67.20	$77.93
2010
First Quarter	$82.70	$69.59	$82.70
Second Quarter	$88.94	$69.55	$75.01
Third Quarter	$82.68	$71.45	$82.31
Fourth Quarter	$94.75	$81.10	$94.75
2011
First Quarter	$117.36	$93.33	$117.36
Second Quarter	$126.65	$105.12	$112.48
Third Quarter	$118.78	$102.57	$102.76
Fourth Quarter	$115.00	$99.79	$107.38
2012
First Quarter	$126.22	$109.81	$122.88
Second Quarter	$125.43	$89.23	$97.80
July 1, 2012 to September 7, 2012	$116.90	$97.34	$114.25

PRS-20

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid derivative contract with respect to Brent crude oil futures, and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment are respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations. Your holding period for your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

PRS-21

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

United States Federal Income Tax Considerations (Continued)

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your securities. In general, your adjusted tax basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain recognized upon the sale, exchange or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities and, thereafter, would be capital loss.

It is also possible that the IRS could assert that your securities should be treated as an interest in a regulated futures contract that is subject to Section 1256 of the Code. Under such a characterization, it is possible Section 1256 of the Code could apply to your securities. If Section 1256 were to apply to your securities, gain or loss recognized with respect to your securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the securities. You would also be required to mark your securities to market at the end of each year (i.e., recognize income as if the securities had been sold for fair market value).

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss or (ii) you should be required to accrue interest income over the term of your securities.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of the securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

PRS-22

Buffered Jump Securities

Based on the Performance of Brent Crude Oil Futures due September     , 2015

United States Federal Income Tax Considerations (Continued)

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of securities. You are a non-United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

If your securities are characterized and treated for all tax purposes as a pre-paid derivative contract with respect to Brent crude oil futures, as discussed above, and subject to the discussion of backup withholding below, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or
•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

As discussed above, alternative characterizations of the securities for United States federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, if we are the withholding agent with respect such payments, we will withhold tax at the applicable statutory rate (or the lower rate under an applicable treaty). If the securities are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

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